EXHIBIT 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between Roan Resources LLC, a Delaware limited liability company (the “Company”), and Richard Gideon (“Employee”) effective as of September 29, 2019 (the “Effective Date”). Roan Resources, Inc., a Delaware corporation (“Roan”), enters into this Agreement for the limited purposes of acknowledging and agreeing to Sections 3(c), 3(d) and 12.

1. Employment. During the Employment Period (as defined in Section 4), the Company shall employ Employee, and Employee shall serve, as Chief Executive Officer of the Company and as a member of the Board of Directors of Roan and in such other position or positions as may be assigned from time to time by the board of directors (the “Board”) of Roan.

2. Duties and Responsibilities of Employee.

(a) During the Employment Period, Employee shall devote Employee’s full business time, attention and best efforts to the businesses of Roan and its direct and indirect subsidiaries (collectively, Roan and its direct and indirect subsidiaries, including the Company, are referred to as the “Company Group”) as may be requested by the Board from time to time. Employee’s duties shall include those normally incidental to the position(s) identified in Section 1, as well as such additional duties as may be assigned to Employee by the Board from time to time, which duties may include providing services to other members of the Company Group in addition to the Company. Employee may, without violating this Section 2(a), (i) as a passive investment, own publicly traded securities in such form or manner as will not require the performance of any services by Employee in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; or (iii) engage in other personal and passive investment activities, in each case, so long as such interests or activities do not interfere with Employee’s ability to fulfill Employee’s duties and responsibilities under this Agreement and are not inconsistent with Employee’s obligations to the Company Group or competitive with the business of the Company Group.

(b) Employee hereby represents and warrants that Employee is not the subject of, or a party to, any employment agreement, non-competition, non-solicitation, restrictive covenant or non-disclosure agreement, or any other agreement, obligation, restriction or understanding that would prohibit Employee from executing this Agreement or fully performing each of Employee’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to Employee hereunder. Employee expressly acknowledges and agrees that Employee is strictly prohibited from using or disclosing any confidential information belonging to any prior employer in the course of performing services for any member of the Company Group, and Employee promises that Employee shall not do so. Employee shall not introduce documents or other materials containing confidential information of any such prior employer to the premises or property (including computers and computer systems) of any member of the Company Group.

(c) Employee owes each member of the Company Group fiduciary duties (including (i) duties of loyalty and disclosure and (ii) such fiduciary duties that an officer of the Company would have if the Company were a corporation organized under the laws of the State of Delaware), and the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Employee owes each member of the Company Group under statutory and common law.

3. Compensation.

(a) Base Salary. During the Employment Period, the Company shall pay to Employee an annualized base salary of $500,000 (the “Base Salary”) in consideration for Employee’s services under this Agreement, payable in substantially equal installments in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than monthly.

(b) Annual Bonus. Employee shall be eligible for discretionary bonus compensation with a target of 120% of Employee’s Base Salary for each complete calendar year that Employee is employed by the Company hereunder (the “Annual Bonus”). The performance targets that must be achieved in order to be eligible for certain bonus levels shall be established by the Board (or a committee thereof) annually, after consultation with management, in its sole discretion, and communicated to Employee within the first ninety (90) days of the applicable calendar year (the “Bonus Year”). Each Annual Bonus, if any, shall be paid as soon as administratively feasible after the Board (or a committee thereof) certifies whether the applicable performance targets for the applicable Bonus Year have been achieved, but in no event later than March 15 following the end of such Bonus Year. Notwithstanding anything in this Section 3(b) to the contrary, no Annual Bonus, if any, nor any portion thereof, shall be payable for any Bonus Year unless Employee remains continuously employed by the Company from the Effective Date through the date on which such Annual Bonus is paid.

(c) Sign-On Equity-Based Awards. Subject to approval of the Board or a committee thereof, Employee will receive a one-time equity-based award under the Roan Resources, Inc. Amended and Restated Management Incentive Plan (the “Management Incentive Plan”) with a target value on the date of grant of approximately $2,500,000, if all performance, vesting and other goals established by the Board or a committee thereof are achieved or exceeded (the “Sign-On Award”). The Sign-On Award will be comprised (i) twenty percent (20%) of time-based restricted stock units, which vest in equal annual installments over the three (3)-year period following the date of grant and (ii) eighty percent (80%) of performance share units, which vest based on achievement of specified stock-price hurdles over a three-year performance period. The Sign-On Award will be subject to the terms and conditions of the Management Incentive Plan and all applicable award agreements, as may be approved by the Board or a committee thereof and be in effect from time to time.

(d) Annual Equity-Based Awards. Employee will be eligible to receive annual equity-based awards for each complete calendar year that Employee is employed by the Company hereunder beginning in the 2020 calendar year, as determined by the Board, or a committee thereof, in its complete discretion, with a potential value on the date of grant of approximately $833,333 (assuming all applicable performance levels are met or exceeded). Each award described in this Section 3(c) will be subject in all respects to the terms of the Management Incentive Plan and applicable award agreement, as may be approved by the Board or a committee thereof. All applicable award agreements shall provide for accelerated vesting of all such awards that remain unvested upon termination of this Agreement due to Employee’s death, subject to the timely execution and delivery to the Company of a Release (as defined below) by Employee’s estate; provided, however, that if any such awards are subject to a performance requirement (other than continued employment or service by Employee), then such awards shall not become immediately fully vested upon termination of this Agreement due to Employee’s death and shall remain subject to the terms and conditions set forth in the applicable award agreement(s) pursuant to which such awards were granted.

4. Term of Employment. The initial term of Employee’s employment under this Agreement shall be for the period beginning on the Effective Date and ending on the third (3rd) anniversary of the Effective Date (the “Initial Term”). On the third (3rd) anniversary of the Effective Date and on each subsequent anniversary thereafter, the term of Employee’s employment under this Agreement shall automatically renew and extend for a period of twelve (12) months (each such twelve (12)-month period being a “Renewal Term”) unless written notice of non-renewal is delivered by either party to the other not less than sixty (60) days prior to the expiration of the then-existing Initial Term or Renewal Term, as applicable. Notwithstanding any other provision of this Agreement, Employee’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 7. The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

5. Business Expenses. Subject to Section 23, the Company shall reimburse Employee for Employee’s reasonable out-of-pocket business-related expenses actually incurred in the performance of Employee’s duties under this Agreement so long as Employee timely submits all documentation for such reimbursement, as required by Company policy in effect from time to time. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation. In no event shall any reimbursement be made to Employee for any expenses incurred after the date of Employee’s termination of employment with the Company.

6. Benefits. During the Employment Period, Employee shall be eligible to participate in the same benefit plans and programs in which other similarly situated Company executive employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time. The Company shall not, however, by reason of this Section 6, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to similarly situated Company executive employees generally.

7. Termination of Employment.

(a) Company’s Right to Terminate Employee’s Employment for Cause. The Company shall have the right to terminate Employee’s employment hereunder at any time for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) Employee’s material breach of this Agreement, the Award Agreement, or any other written agreement between Employee and one or more members of the Company Group, including Employee’s material breach of any representation, warranty or covenant made under any such agreement;

(ii) Employee’s violation of any workplace-related law or breach of any policy or code of conduct established by a member of the Company Group and applicable to Employee;

(iii) the commission of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement on the part of Employee;

(iv) the commission by Employee of, or conviction or indictment of Employee for, or plea of nolo contendere by Employee to, any felony (or state law equivalent) or any crime involving moral turpitude; or

(v) Employee’s willful failure or refusal, other than due to Disability, to perform Employee’s obligations pursuant to this Agreement or to follow any lawful directive from the Board, as determined by the Board (sitting without Employee, if applicable);

provided, however, that if Employee’s actions or omissions as set forth in Section 7(a)(i), (ii) or (v) are of such a nature that they are curable by Employee, a termination of Employee’s employment shall not be deemed to be for Cause unless and until (A) the Company provides Employee with written notice setting forth the specific facts or circumstances constituting Cause within thirty (30) days after the Board has actual knowledge of such facts or circumstances, and (B) Employee has failed to cure such facts or circumstances within thirty (30) days after receipt of such written notice. The parties agree, however, that such notice and opportunity to cure are not required with respect to actions or omissions set forth in Section 7(a)(iii) and (iv).

(b) Company’s Right to Terminate for Convenience. The Company shall have the right to terminate Employee’s employment for convenience at any time and for any reason, or no reason at all, upon written notice to Employee.

(c) Employee’s Right to Terminate for Good Reason. Employee shall have the right to terminate Employee’s employment with the Company at any time for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) a material diminution in Employee’s Base Salary, title or duties;

(ii) a material breach by the Company of any of its covenants or obligations under this Agreement or any other written agreement between the parties; or

(iii) a change by the Company in Employee’s principal place of employment to a location more than fifty (50) miles from the location of Employee’s principal place of employment on the Effective Date.

Notwithstanding the foregoing provisions of this Section 7(c) or any other provision of this Agreement to the contrary, any assertion by Employee of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in Section 7(c)(i), (ii) or (iii) giving rise to Employee’s termination of employment must have arisen without Employee’s consent; (B) Employee must provide written notice to the Board of the existence of such condition(s) within thirty (30) days after Employee’s knowledge of the existence the initial occurrence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Board’s receipt of such written notice; and (D) the date of Employee’s termination of employment must occur within ninety (90) days after the initial occurrence of the condition(s) specified in such notice.

(d) Death or Disability. Upon the death or Disability of Employee, Employee’s employment with Company shall terminate with no further obligation under this Agreement of either party hereunder. For purposes of this Agreement, a “Disability” shall exist if Employee is unable to perform the essential functions of Employee’s position (after engaging in an interactive process with Employee and accounting for reasonable accommodation, if either is applicable and required by applicable law), due to physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of one hundred-twenty (120) consecutive days or one hundred-eighty (180) days, whether or not consecutive (or for any longer period as may be required by applicable law), in any twelve (12)-month period. The determination of whether Employee has incurred a Disability shall be made in good faith by the Board after reviewing and considering relevant information from an appropriate physician or other healthcare provider (and Employee shall cooperate with the Company in providing all reasonably requested information or evaluations in order to facilitate such a determination).

(e) Employee’s Right to Terminate for Convenience. In addition to Employee’s right to terminate Employee’s employment for Good Reason, Employee shall have the right to terminate Employee’s employment with the Company for convenience at any time and for any other reason, or no reason at all, upon thirty (30) days’ advance written notice to the Company; provided, however, that if Employee has provided notice to the Company of Employee’s termination of employment, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Employee’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 7(b)).

(f) Effect of Termination.

(i) If Employee’s employment hereunder is terminated pursuant to any of Sections 7(a)-(e) or upon the expiration of the then-existing Initial Term or Renewal Term, as applicable, then Employee shall receive: (A) any accrued but unpaid Base Salary; (B) any accrued but unused vacation existing as of the date on which Employee’s employment terminates (the “Termination Date”); and (C) such employee benefits, if any, as to which Employee may be entitled under the Company’s employee benefit plans as of the Termination Date.

(ii) If Employee’s employment hereunder is terminated prior to the expiration of the then-existing Initial Term or Renewal Term, as applicable, by the Company without Cause pursuant to Section 7(b), or is terminated by Employee for Good Reason pursuant to Section 7(c), in each case, following a Change in Control, then so long as (and only if) Employee: (A) executes on or before the Release Expiration Date (as defined below), and does not revoke within the time provided by the Company to do so, a release of all claims in a form acceptable to the Company (the “Release”), which Release shall release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims that may be lawfully released, including any and all causes of action arising out of Employee’s employment with the Company and any other member of the Company Group or the termination of such employment, but excluding all claims to severance payments Employee may have under this Section 7; and (B) abides by the terms of each of Sections 9, 10 and 11, then the Company shall make severance payments, less deductions for applicable taxes and withholdings, to Employee in a total amount equal to either (I) if the Termination Date occurs within six (6) months following the Effective Date, two (2) times the sum of (x) Employee’s Base Salary for the year in which such termination occurs plus (y) one-half (0.5) of Employee’s target Annual Bonus for the year in which such termination occurs (or, if the Termination Date occurs during the 2019 calendar year, 60% of Employee’s Base Salary) or (II) if the Termination Date occurs following the date that is six (6) months after the Effective Date, two and one-half (2.5) times the sum of (x) Employee’s Base Salary for the year in which such termination occurs plus (y) Employee’s target Annual Bonus for the year in which such termination occurs (in each case, such total severance payments being referred to as the “Severance Payment”). The Severance Payment will be reported on IRS Form W-2. The Severance Payment will be divided into substantially equal installments paid over the twenty-four (24)-month (or, if the Termination Date is more than six (6) months following the Effective Date, thirty (30)-month) period following the Termination Date. On the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date (the “First Payment Date”), the Company shall pay to Employee, without interest, a number of such installments equal to the number of such installments that would have been paid during the period beginning on the Termination Date and ending on the First Payment Date had the installments been paid on a monthly basis commencing on the Company’s regularly scheduled pay dates on or following the Termination Date, and each of the remaining installments shall be paid on the Company’s regularly scheduled pay dates during the remainder of such twenty-four (24)-month (or, if the Termination Date is more than six (6) months following the Effective Date, thirty (30)-month) period; provided, however, that (1) to the extent, if any, that the aggregate amount of the installments of the Severance Payment that would otherwise be paid pursuant to the preceding provisions of this Section 7(f)(i) after March 15 of the calendar year following the calendar year in which the Termination Date occurs (the “Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to Employee in a lump sum on the Applicable March 15 (or the first Business Day preceding the Applicable March 15 if the Applicable March 15 is not a Business Day) and the installments of the Severance Payment payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installment until the aggregate reduction equals such excess), and (2) all remaining installments of the Severance Payment, if any, that would otherwise be paid pursuant to the preceding provisions of this Section 7(f)(i) after December 31 of the calendar year following the calendar year in which the Termination Date occurs shall be paid with the installment of the Severance Payment, if any, due in December of the calendar year following the calendar year in which the Termination Date occurs. “Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York, New York or Oklahoma City, Oklahoma are authorized or required by law to be closed. For purposes of this Agreement, “Change in Control” shall have the meaning given to it in the Management Incentive Plan.

(iii) Notwithstanding anything herein to the contrary, the Severance Payment (and any portion thereof) shall not be payable if Employee’s employment hereunder terminates upon the expiration of the then-existing Initial Term or Renewal Term, as applicable, as a result of a non-renewal of the term of Employee’s employment under this Agreement by the Company or Employee pursuant to Section 4.

(iv) If the Release is not executed and returned to the Company on or before the Release Expiration Date, and the required revocation period has not fully expired without revocation of the Release by Employee, then Employee shall not be entitled to any portion of the Severance Payment. As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to Employee (which shall occur no later than seven (7) days after the Termination Date) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is forty-five (45) days following such delivery date. The parties agree, however, that the Release Expiration Date may be extended from time to time by written agreement of the parties.

(g) After-Acquired Evidence. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that Employee is eligible to receive the Severance Payment pursuant to Section 7(f) but, after such determination, the Company subsequently acquires evidence or determines that: (i) Employee has failed to abide by the terms of Sections 9, 10, or 11; or (ii) a Cause condition existed prior to the Termination Date that, had the Company been fully aware of such condition, would have given the Company the right to terminate Employee’s employment pursuant to Section 7(a), then the Company shall have the right to cease the payment of any future installments of the Severance Payment and seek the return to the Company of all installments of the Severance Payment received by Employee prior to the date that such court lawfully determines that the conditions of this Section 7(g) have been satisfied.

8. Disclosures. Promptly (and in any event, within three (3) Business Days) upon becoming aware of (a) any actual or potential Conflict of Interest or (b) any lawsuit, claim or arbitration filed against or involving Employee or any trust or vehicle owned or controlled by Employee, in each case, Employee shall disclose such actual or potential Conflict of Interest or such lawsuit, claim or arbitration to the Board. A “Conflict of Interest” shall exist when Employee engages in, or plans to engage in, any activities, associations, or interests that conflict with, or create an appearance of a conflict with, Employee’s duties, responsibilities, authorities, or obligations for and to the Company Group.

9. Confidentiality. In the course of Employee’s employment with the Company and the performance of Employee’s duties on behalf of the Company Group hereunder, Employee will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Employee’s receipt and access to such Confidential Information and in exchange for other valuable consideration provided hereunder, and as a condition of Employee’s employment, Employee shall comply with this Section 9.

(a) Both during the Employment Period and thereafter, except as expressly permitted by this Agreement or by directive of the Board, Employee shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Employee acknowledges and agrees that Employee would inevitably use and disclose Confidential Information in violation of this Section 9 if Employee were to violate any of the covenants set forth in Section 10. Employee shall follow all Company policies and protocols regarding the physical security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). The covenants of this Section 9(a) shall apply to all Confidential Information, whether now known or later to become known to Employee during the period that Employee is employed by or affiliated with the Company or any other member of the Company Group.

(b) Notwithstanding any provision of Section 9(a) to the contrary, Employee may make the following disclosures and uses of Confidential Information:

(i) disclosures to other employees of the Company Group who have a need to know the information in connection with the businesses of the Company Group;

(ii) disclosures to customers and suppliers when, in the reasonable and good faith belief of Employee, such disclosure is in connection with Employee’s performance of Employee’s duties under this Agreement and is in the best interests of the Company Group;

(iii) disclosures and uses that are approved in writing by the Board; or

(iv) disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement.

(c) Upon the expiration of the Employment Period, and at any other time upon request of the Company, Employee shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Employee’s possession, custody or control and Employee shall not retain any such documents or other materials or property of the Company Group. Within ten (10) days of any such request, Employee shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.

(d) All trade secrets, non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to Employee, individually or in conjunction with others, during the period that Employee is employed by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.” Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Employee or any of Employee’s agents; (ii) was available to Employee on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Employee on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

(e) Nothing in this Agreement shall prohibit or restrict Employee from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee individually from any such Governmental Authorities; (iii) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law; or (v) making disclosures to Employee’s retained attorneys for the purposes of seeking legal advice as to Employee’s rights and obligations under this Agreement and/or relating to legal recourse for possible violations of this Agreement or any law by the Company. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law; or (iii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nor does this Agreement require Employee to obtain prior authorization from any member of the Company Group before engaging in any conduct described in this Section 9(e), or to notify any member of the Company Group that Employee has engaged in any such conduct.

10. Non-Competition; Non-Solicitation.

(a) The Company shall provide Employee access to Confidential Information for use only during the Employment Period, and Employee acknowledges and agrees that the Company Group will be entrusting Employee, in Employee’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration of the Company providing Employee with access to Confidential Information and as an express incentive for the Company to enter into this Agreement and employ Employee, Employee has voluntarily agreed to the covenants set forth in this Section 10. Employee agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, will not cause Employee undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and legitimate business interests.

(b) Subject to Section 10(f), during the Prohibited Period, Employee shall not, without the prior written approval of the Board, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity of any nature, directly or indirectly:

(i) within the Market Area, solicit the sale of goods, services, or a combination of goods and services from the established customers of any member of the Company Group; or

(ii) solicit, canvass, approach, encourage, entice or induce any employee or independent contractor of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group.

(c) Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 9 and in this Section 10, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.

(d) The covenants in this Section 10, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

(e) The following terms shall have the following meanings:

(i) “Market Area” shall mean the Oklahoma counties of Canadian, Carter, Cleveland, Garvin, Grady, Kingfisher, McClain, and Stephens, and any other county located within the Merge/SCOOP/STACK play in the Anadarko Basin.

(ii) “Prohibited Period” shall mean the period during which Employee is employed by any member of the Company Group and continuing for a period of twenty-four (24) months following the date that Employee is no longer employed by any member of the Company Group.

(f) Notwithstanding anything in this Agreement to the contrary, in the event Employee becomes no longer employed by any member of the Company Group due to (i) the Company’s (or another member of the Company Group’s, as applicable) termination of Employee’s employment without Cause or (ii) Employee’s resignation for Good Reason and, in each case, such termination or resignation (A) is due to a Change in Control and (B) occurs within six (6) months following the Effective Date, then the terms of Section 10(b)(i) above shall no longer apply following the Termination Date.

11. Ownership of Intellectual Property. Employee agrees that the Company shall own, and Employee hereby assigns, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Employee during the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or trade secret information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Employee shall promptly disclose all Company Intellectual Property to the Company. All of Employee’s works of authorship and associated copyrights created during the period in which Employee is employed by or affiliated with the Company or any member of the Company Group and in the scope of Employee’s employment shall be deemed to be “works made for hire” within the meaning of the Copyright Act. Employee shall perform, during and after the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group, all reasonable acts deemed necessary by the Company to assist the Company Group, at the Company’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property.

12. Arbitration.

(a) Subject to Section 12(b), any dispute, controversy or claim between Employee and the Company arising out of or relating to this Agreement or Employee’s employment with the Company will be finally settled by arbitration in Oklahoma City, Oklahoma in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 12 shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. With the exception of the initial AAA filing fee, all other fees of the AAA and the Arbitrator shall be paid exclusively by the Company. The Arbitrator shall expeditiously hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction. This Section 12 shall be enforceable pursuant to the Federal Arbitration Act, 9 U.S.C. §1 et seq.

(b) Notwithstanding Section 12(a), either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Sections 9 through 11; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 12.

(c) By entering into this Agreement and entering into the arbitration provisions of this Section 12, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(d) Nothing in this Section 12 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement. This Section 12 does not prevent Employee from filing a charge or complaint with a federal, state or other governmental administrative agency.

13. Defense of Claims. During the Employment Period and thereafter, upon request from the Company, Employee shall make reasonable efforts to cooperate with the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Employee’s actual or prior areas of responsibility. The Company will reimburse Employee for any out-of-pocket costs reasonably incurred by Employee in providing such cooperation, including any such reasonable attorneys’ fees and costs.

14. Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in advance in writing by Employee.

15. Title and Headings; Construction. Titles and headings to sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

16. Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Delaware without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 12 and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the jurisdiction, forum and venue of the state and federal courts (as applicable) located in Oklahoma City, Oklahoma.

17. Entire Agreement and Amendment. This Agreement (and with respect to Section 3(c), the Management Incentive Plan and any applicable award agreements) contain the entire agreement of the parties with respect to the matters covered herein and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof. This Agreement may be amended only by a written instrument executed by both parties hereto.

18. Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.

19. Assignment. This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee. The Company may assign this Agreement without Employee’s consent to any member of the Company Group and to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company.

20. Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) when sent by facsimile transmission (with confirmation of transmission) on a Business Day to the number set forth below, if applicable; provided, however, that if a notice is sent by facsimile transmission after normal business hours of the recipient or on a non-Business Day, then it shall be deemed to have been received on the next Business Day after it is sent, (c) on the first Business Day after such notice is sent by express overnight courier service, or (d) on the second Business Day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:

If to the Company, addressed to:

Roan Resources LLC

14701 Hertz Quail Springs Pkwy

Oklahoma City, OK 73134

If to Employee, addressed to the last address Employee has filed with the Company.

21. Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

22. Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Employee and any member of the Company Group prior to the termination of Employee’s employment with the Company or any member of the Company Group, any termination of Employee’s employment shall constitute, as applicable, an automatic resignation of Employee: (a) as an officer of the Company and each member of the Company Group; (b) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Employee serves as such Company Group member’s designee or other representative.

23. Section 409A.

(a) Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(b) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

(c) Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Employee’s death or (ii) the date that is six (6) months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

24. Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Employee has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee from the Company or any of its affiliates shall be one dollar ($1.00) less than three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any of its affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 24 shall require the Company to be responsible for, or have any liability or obligation with respect to, Employee’s excise tax liabilities under Section 4999 of the Code.

25. Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right, without the consent of Employee, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect..

26. Effect of Termination. The provisions of Sections 7, 9-14, 22 and 25 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Employee and the Company.

27. Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Employee’s obligations under Sections 8, 9, 10, 11 and 12 and shall be entitled to enforce such obligations as if a party hereto.

28. Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

[Remainder of Page Intentionally Blank;

Signature Page Follows]

IN WITNESS WHEREOF, Employee and the Company each have caused this Agreement to be executed and effective as of the Effective Date.

EMPLOYEE

/s/ Richard Gideon
Richard Gideon

ROAN RESOURCES LLC

By:	/s/ Joseph A. Mills
Joseph A. Mills Executive Chairman

Solely for purposes of Sections 3(c), 3(d) and 12,

ROAN RESOURCES, INC.

By:	/s/ Joseph A. Mills
Joseph A. Mills Executive Chairman

SIGNATURE PAGE TO

EMPLOYMENT AGREEMENT